Exhibit 3.1

Faraday Future Intelligent Electric Inc.

Certificate of Designation

of

Preferences, Rights and Limitations of

Series B Preferred Stock

Pursuant to Sections 151 and 242 of the

General Corporation Law of the State of Delaware

Faraday Future Intelligent Electric Inc., a Delaware corporation (the “Company”), hereby certifies that the following recitals and resolution were duly adopted by the board of directors of the Company (the “Board”), in accordance with the provisions of Sections 151 and 242 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), on March [ ], 2025, which resolution provides for the creation of a series of the Company’s Preferred Stock, par value $0.0001 per share, which is designated as “Series B Preferred Stock,” with the rights, preferences, privileges and restrictions set forth therein.

WHEREAS, the Third Amended and Restated Certificate of Incorporation of the Company (as amended, the “Certificate of Incorporation”), authorizes the issuance of 139,245,313 shares of capital stock, consisting of (i) 129,245,313 shares of common stock, par value $0.0001 per share (“Common Stock”), divided into two series of common stock composed of (A) 124,815,625 shares of Class A Common Stock (the “Class A Common Stock”), and (B) 4,429,688 shares of Class B Common Stock (the “Class B Common Stock”); and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”), issuable from time to time in one or more series, and further provides that the Board is authorized to provide for the issue of all or any of the shares of Preferred Stock in one or more series;

WHEREAS, Article IV, Section 4.2 of the Certificate of Incorporation provides that the Board is authorized to provide from time to time by resolution or resolutions for the creation and issuance, out of the authorized and unissued shares of the Preferred Stock, of one or more series of Preferred Stock by filing a certificate pursuant to the DGCL, setting forth such resolution and, with respect to each such series, establishing the designation of such series and the number of shares to be included in such series and fixing the voting powers (full or limited, or no voting power), preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of the shares of each such series;

WHEREAS, the Board has determined that it is reasonable, advisable, fair and in the best interests of the Company and its stockholders to establish and issue a new series of Preferred Stock, designated as Series B Preferred Stock (the “Series B Preferred Stock”), consisting of nine million (9,000,000) authorized shares and to establish the rights, powers, preferences, privileges and restrictions of the Series B Preferred Stock.

NOW, THEREFORE, BE IT RESOLVED that, pursuant to the authority vested in the Board in accordance with the provisions of Article IV of the Certificate of Incorporation and the provisions of Section 151 of the DGCL, the Board hereby establishes and issues the Series B Preferred Stock with the rights, powers, preferences, privileges and restrictions thereof.

Terms of Series B Preferred Stock

1.	Designation, Amount and Par Value. The series of Preferred Stock created hereby shall be designated as the Series B Preferred Stock, and the number of shares so designated shall be nine million (9,000,000). The shares of Series B Preferred Stock shall have a par value of $0.0001 per share and will be uncertificated and represented in book-entry form.

2.	Dividends. The shares of Series B Preferred Stock shall not be entitled to receive dividends.

3.	Voting Rights. Except as otherwise required by law, the holders of the shares of Series B Preferred Stock shall have the following voting rights (and shall not have any other voting rights):

3.1.	(A)	Subject to the provision for adjustment hereinafter set forth, each share of Series B Preferred Stock shall entitle the holder thereof to one (1) vote on all matters submitted to a vote of the stockholders of the Company. In the event the Company shall at any time after the date hereof (i) declare any dividend on the Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of Series B Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

	(B)	Except as otherwise provided herein, in the Certificate of Incorporation or in the Company’s Amended and Restated Bylaws (as amended, the “Bylaws”), the holders of shares of Series B Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of the stockholders of the Company.

	(C)	Except as set forth herein, in the Certificate of Incorporation or in the Bylaws, holders of Series B Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

4.	Rank; Liquidation. Upon a liquidation, bankruptcy, reorganization, merger, acquisition, sale, dissolution or winding up of the Company (a “Liquidation”), whether voluntarily or involuntarily, pursuant to which assets of the Company or consideration received by the Company are to be distributed to the stockholders, the holders of Series B Preferred Stock shall be entitled to receive, before any payment is made to the holders of Common Stock by reason of their ownership thereof, an amount per share of Series B Preferred Stock equal to (a)(i) the aggregate outstanding Principal (as defined in the Notes) amount of such holder’s Notes minus (ii) the amount received by such holder from the Company pursuant to such holder’s Notes in connection with such Liquidation divided by (b) the number of shares of Series B Preferred Stock held by such holder at the time of such Liquidation. As used herein, “Notes” shall mean the unsecured senior convertible promissory notes issued by the Company pursuant to that certain Securities Purchase Agreement, dated as of March 21, 2025, by and among the Company and the purchasers party thereto (the “Purchase Agreement”).

5.	Transfer Restrictions. The Series B Preferred Stock may not be Transferred at any time without the prior written consent of the Board. “Transferred” means, directly or indirectly, whether by merger, consolidation, share exchange, division, or otherwise, the sale, transfer, gift, pledge, encumbrance, assignment or other disposition of the share of Series B Preferred Stock (or any right, title or interest thereto or therein) or any agreement, arrangement or understanding (whether or not in writing) to take any of the foregoing actions.

6.	Redemption.

6.1.	Upon each conversion of a Note by a holder of Series B Preferred Stock, a number of shares of Series B Preferred Stock equal to the number of shares of Common Stock received by such holder upon conversion of such holder’s Note shall automatically be redeemed by the Company for no consideration, without any further action by the Company or such holder, and such redeemed shares shall no longer be deemed to be outstanding.

6.2.	From and after the time at which the shares of Series B Preferred Stock are redeemed in accordance with Section 6.1 hereof, such share of Series B Preferred Stock shall cease to be outstanding, and the former holder of such share of Series B Preferred Stock, as such, will have no further rights in respect thereof. Upon such redemption, the shares of Series B Preferred Stock redeemed pursuant to this Certificate of Designation shall be automatically retired and restored to the status of an authorized but unissued share of Preferred Stock.

7.	Severability. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.

In Witness Whereof, Faraday Future Intelligent Electric Inc. has caused this Certificate of Designation of Preferences, Rights and Limitations of Series B Preferred Stock to be duly executed by the undersigned duly authorized officer as of this [    ] day of March, 2025.

FARADAY FUTURE INTELLIGENT ELECTRIC INC.

By:
Koti Meka
Chief Financial Officer

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